BOSE
McKINNEY
& EVANS LLP

ATTORNEYS AT LAW

April 24, 2017

Noble Roman's, Inc.
One Virginia Avenue, Suite 300
Indianapolis, Indiana 46204

Re: Registration Statement on Form S-1 for up to 7,020,000 shares of Noble Roman's, Inc. Common Stock, without par value, issuable upon the exercise of Redeemable Common Stock Purchase Class A Warrants (the "Warrants") and/or conversion of 10% Convertible Subordinated Unsecured Notes (the "Notes") held by the selling securityholders named therein

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-1 (the "Registration Statement") to be filed by Noble Roman's, Inc., an Indiana corporation (the "Company"), on April 24, 2017, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed offer and sale by the selling securityholders named therein of up to 7,020,000 shares of the Company's Common Stock, without par value, issuable upon the exercise of the Warrants and/or the conversion of the Notes (the "Registrable Securities"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Amended Articles of Incorporation and all amendments thereto, Amended and Restated By-Laws, as currently in effect, and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Registrable Securities to be offered and sold by the selling securityholders, have been duly authorized and, when issued by the Company pursuant to the terms of the Notes and/or Warrants, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Indiana.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.

Very truly yours,

BOSE McKINNEY & EVANS LLP
Bose McKinney & Evans LLP